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CUSIP No. 04269X10                  13G                        PAGE 1 OF 7 PAGES
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                                                 -------------------------------
               UNITED STATES                           OMB APPROVAL
     SECURITIES AND EXCHANGE COMMISSION          -------------------------------
           WASHINGTON, D.C. 20549                OMB Number:        3235-0145
                                                 Expires:   December 31, 2005
                                                 Estimated average burden
                                                 hours per response . . . 11
                                                 -------------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                              Array BioPharma, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04269X10
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                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 04269X10                    13G                      PAGE 2 OF 7 PAGES
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                                  Schedule 13G

Item 1(a).        Name of Issuer: Array BioPharma, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 3200 Walnut Street, Boulder, CO 80301.

Item 2(a).        Names of Persons Filing: ARCH Venture Fund III, L.P.
                  ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund III is a limited partnership organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Common Stock").

Item 2(e).        CUSIP Number: 04269X10

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of the Issuer.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 11, 2002 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF THE ISSUER REMAIN UNCHANGED.
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CUSIP No. 04269X10                   13G                       PAGE 3 OF 7 PAGES
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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                     ARCH VENTURE FUND III, L.P.

                                     By: ARCH Venture Partners, L.L.C.
                                         its General Partner

                                         By:            *
                                             ------------------------------
                                             Steven Lazarus
                                             Managing Director

                                     ARCH VENTURE PARTNERS, L.L.C.

                                         By:            *
                                             ------------------------------
                                             Steven Lazarus
                                             Managing Director

                                                   *
                                     -----------------------------------
                                        Steven Lazarus

                                                   *
                                     -----------------------------------
                                        Keith Crandell

                                                   *
                                     -----------------------------------
                                        Robert Nelsen

                                                   *
                                     -----------------------------------
                                        Clinton Bybee

                                                     * By: /s/ Mark McDonnell
                                                           ---------------------
                                                           Mark McDonnell as
                                                           Attorney-in-Fact

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.
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CUSIP No. 04269X10                   13G                       PAGE 4 OF 7 PAGES
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                                                               Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Array BioPharma, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 10, 2003

                                     ARCH VENTURE FUND III, L.P.

                                     By: ARCH Venture Partners, L.L.C.
                                         its General Partner

                                         By:              *
                                             ------------------------------
                                             Steven Lazarus
                                             Managing Director

                                     ARCH VENTURE PARTNERS, L.L.C.

                                         By:              *
                                             ------------------------------
                                             Steven Lazarus
                                             Managing Director

                                                   *
                                     -----------------------------------
                                        Steven Lazarus

                                                   *
                                     -----------------------------------
                                        Keith Crandell

                                                   *
                                     -----------------------------------
                                        Robert Nelsen

                                                   *
                                     -----------------------------------
                                        Clinton Bybee

                                                     * By: /s/ Mark McDonnell
                                                           ------------------
                                                           Mark McDonnell as
                                                           Attorney-in-Fact

This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.
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CUSIP NO. 04269X10                   13G                       PAGE 5 OF 7 PAGES
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                                                                       Exhibit 2

                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 2001.

                                     ARCH VENTURE FUND II, L.P.

                                     By: ARCH Management Partners II, L.P.
                                         its General Partner

                                         By: ARCH Venture Partners, L.P.
                                             its General Partner

                                             By: ARCH Venture Corporation
                                                 its General Partner

                                                 By: /s/ Steven Lazarus
                                                     -------------------
                                                     Managing Director

                                     ARCH II PARALLEL FUND, L.P.

                                     By: ARCH Management Partners II, L.P.
                                         its General Partner

                                         By: ARCH Venture Partners, L.P.
                                             its General Partner

                                             By: ARCH Venture Corporation
                                                 its General Partner

                                                 By:            *
                                                     -------------------------
                                                     Steven Lazarus
                                                     Managing Director
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CUSIP NO. 04269X10                   13G                       PAGE 6 OF 7 PAGES
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                                     ARCH MANAGEMENT PARTNERS II, L.P.

                                     By: ARCH Venture Partners, L.P.
                                         its General Partner

                                         By: ARCH Venture Corporation
                                             its General Partner

                                             By: /s/ Steven Lazarus
                                                 -------------------------
                                                 Managing Director

                                     ARCH VENTURE PARTNERS, L.P.

                                     By: ARCH Venture Corporation
                                         its General Partner

                                         By: /s/ Steven Lazarus
                                             -------------------------
                                             Managing Director

                                     ARCH VENTURE CORPORATION

                                     By: /s/ Steven Lazarus
                                         -------------------------
                                         Managing Director

                                     ARCH VENTURE FUND III, L.P.

                                     By: ARCH Venture Partners, L.L.C.
                                         its General Partner

                                         By: /s/ Steven Lazarus
                                             ------------------------
                                             Steven Lazarus
                                             Managing Director

                                     ARCH VENTURE PARTNERS, L.L.C.

                                     By: /s/ Steven Lazarus
                                         -------------------------
                                         Steven Lazarus
                                         Managing Director

                                     /s/ Steven Lazarus
                                     --------------------------
                                         Steven Lazarus

                                     /s/ Keith Crandell
                                     --------------------------
                                         Keith Crandell
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CUSIP NO. 04269X10                   13G                       PAGE 7 OF 7 PAGES
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                                     /s/ Robert Nelsen
                                     -------------------------
                                         Robert Nelsen

                                     /s/ Clinton Bybee
                                     -------------------------
                                         Clinton Bybee